EXHIBIT (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 17, 2009, relating to the financial statements and financial highlights of Eaton Vance Cash Management Fund and Eaton Vance Money Market Fund, each a series of Eaton Vance Mutual Funds Trust, appearing in the Annual Reports on Form N-CSR for the year ended October 31, 2009, and to the references to us under the headings “Cash Management Fund Financial Highlights,” “Money Market Fund Financial Highlights,” and “Experts” in the Prospectus and Information Statement, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts December 23, 2009